Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Allbritton Communications Company our report dated December 18, 2009, except for the effects of discontinued operations discussed in Note 7 and the change in composition of reportable segments discussed in Note 10, as to which the date is April 16, 2010, relating to the financial statements and financial statement schedule of Allbritton Communications Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 17, 2010